Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Moolec Science SA of our report dated April 15, 2025, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 21.1 which is as of August 11, 2025 relating to the financial statements of Bioceres Group PLC, which appears in Moolec Science SA’s Current Report on Form 6-K dated August 12, 2025.

/s/ Price Waterhouse & Co. S.R.L.

/s/ Guillermo Miguel Bosio

Guillermo Miguel Bosio

Partner

Rosario, Argentina

August 14, 2025